ACQUISITION AGREEMENT

THIS AGREEMENT dated and made effective as of the 27th day of June, 2012.

BETWEEN: ECUADOR FARMS S.A., DEVELFARMS
of Quito, Ecuador (hereinafter known as "ECUADOR FARMS S.A.")

OF THE FIRST PART

AND:

BLUFOREST INC.,
of Quito, Ecuador (hereinafter known as "BLUF.")

OF THE SECOND PART

WHEREAS ECUADOR FARMS S.A. is the legal and beneficial owner of real estate property located in Ecuador and has the right, title and interest in and to real property located in Ecuador, known as the Hacienda Forestal San Agustin, consisting of approximately 30,000 hectares (hereinafter, the "Property"),

NOW THEREFORE, in consideration of the covenants, agreements, representations, warranties and payments hereinafter set forth, the parties do hereby covenant, agree, warrant and represent each with the other as follows:

1. This agreement shall come into effect on June 27, 2012, subject to the fulfilment of the terms provided in this Agreement (the "Effective Date").

2. In exchange for the right of BLUF to own the Property outright, the consideration shall be approximately ONE HUNDRED EIGHTY MILLION DOLLARS USD ($180,000,000.00) (the "Payment").

3. The Payment shall be paid as follows:

   (a) Upon closing, ECUADOR FARMS S.A. and associates will receive 26,750,000 restricted shares of the common stock of BLUF to ECUADOR FARMS S.A. and associates in exchange for ownership of the Property.

4 ECUADOR FARMS S.A. shall notify BLUF of any contracts relating to the Property and entered into prior to the Closing Date.

5 ECUADOR FARMS S.A. represents and warrants to BLUF that:

   (a) to the best of its knowledge, it has received no stop work order or other notice of deficiency from any governmental authority whereby ECUADOR FARMS S.A. is required to cure, repair or rectify any breach or non-compliance of the Property with any applicable statute, by-law, regulation, ordinance or order, which has not

been cured, repaired, rectified or which will otherwise remain outstanding at the Closing Date except as set forth in certificates provided to BLUF;

(b) there are no outstanding legal actions, claims or proceedings pending or, to the best of its knowledge, threatened with respect to the Property, and that no person or entity is entitled to any part or interest in the Property, or any portion thereof;

(c) it has no contract or other obligation other than those disclosed on Schedule A appended hereto, in regard to any rights, interests, licensing or any other agreements relating to the Property.

(d) there are no outstanding options, rights, or other commitments or agreements of any character relating to the Property;

(e) it is not in breach of any contract with respect to the Property;

(f) it is not in breach of any obligation to any third party with respect to the Property, nor to ECUADOR FARMS S.A.'s knowledge, are any such actions contemplated;

(g) it hereby sells, conveys, assigns and transfers 100% of it's interest in the Property to BLUF, which shall include:

  (i) 100% of ECUADOR FARMS S.A.'s rights, title and interest in and to the timber, substances and the rights to receive from the Property all benefits thereto, and associated with those rights associated for the use intended by BLUF, namely for the development of the Property as a carbon development project for the purpose of generating carbon credits that may be traded on a public market. This includes, for greater certainty and any and all agricultural developments that may be produced from the Property including, without limitation, carbon credits;

  (ii) 100% of the right, title and interests of ECUADOR FARMS S.A. in all presently existing and pooling and/or communization agreements, declarations, and/or orders and the properties covered or included in the units (including, without limitation, units formed under orders, rules, regulations or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations, and/or declarations, and any working interest units created under operating agreements or otherwise), which relate to the Property;

  (iii) 100% of the right, title and interests of ECUADOR FARMS S.A. in all presently existing and valid agreements, including sales and sales related contracts, operating agreements and other agreements and contracts which relate to the Property or which relate to the exploration, development, operation or maintenance of the Property or the treatment, storage, transaction or marketing of production from or allocated to the Property; and

(iv) 100% of the right, title and interests of ECUADOR FARMS S.A. in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures relating to the Property, and all wells, wellhead equipment, pumping units, flow lines, tanks, buildings, injection facilities, salt water disposal facilities, compression facilities, fathering systems and other equipment, all easements, rights-of-way, surface leases and other surface rights, all permits and licenses and all other appurtenances, used or held for use in connection with or related to the exploration, development, operation or maintenance of any of the Property;

(h) ECUADOR FARMS S.A. represents that it has and will deliver marketable title to the Property. For purposes of this Agreement, "marketable title" means such title, rights and interests as will enable BLUF, or any successor, to receive from the Property all benefits thereto, and that the Property is suitable for the use intended by BLUF, which use is as stated 5(g) subparagraphs (i),(ii),(iii) and (iv), and any other purpose BLUF shall deem necessary; always in accordance with the existing Ecuadorian laws and bylaws in regard to the ownership of the land and its better use;

(i) following the closing of this agreement, BLUF may enjoy the rights set out in paragraph 5(g) subparagraphs (i), (ii), (iii), (iv) and (h) and shall have the right to transfer all benefits of this agreement to any third party.

All of the foregoing representations and warranties shall be true and accurate at the Closing Date.

6. For purposes of Closing ECUADOR FARMS S.A. shall prepare documents necessary to close and deliver such documents to BLUF on the usual conditions applicable to similar transactions in Ecuador, which will not vary the terms of this Agreement and in reasonable time prior to the Closing to allow BLUF to obtain registration of this transfer in the ordinary way.

7. Other than what is set forth in this paragraph, there are no representations, warranties, inducements, or conditions expressed or implied, statutory or otherwise, with respect to the Property.

8. As set out in paragraph 6 above, the documents that shall be delivered by ECUADOR FARMS S.A. on Closing will include:

(a) an opinion, addressed to BLUF, from counsel for ECUADOR FARMS S.A. to the effect that ECUADOR FARMS S.A. is properly authorized to enter this Agreement in accordance herewith;

(b) the valuation report dated April 25th, 2012 addressed to ECUADOR FARMS S.A., which contains a certificate issued by the proper civil authority attesting to the total surface of the Property (the "Valuation Report");

(c) documentation satisfactory to BLUF confirming title to the Property, free and clear of all adverse claims;

(d) relevant tax or related elections or declarations with respect to the sale of the Property, as may be applicable by the parties' solicitors; and

(e) such other documents as shall be reasonably required by BLUF or its counsel to consummate the within transactions.

9. Other than the adjustment required by ECUADOR FARMS S.A., no obligation or right of either of BLUF or ECUADOR FARMS S.A. arising hereunder which has not been fully performed or accrued at the Closing will not merge into any instrument or document delivered at the Closing but will survive the Closing and remain actionable by or against the party for whose benefit or obligation the same exists for a period of One (1) Year from the Closing.

10. Upon Closing, BLUF shall cause the transfer agent to issue stock certificate(s) to ECUADOR FARMS S.A. evidencing the 26,750,000 shares of newly issued restricted common stock. The stock certificates shall be held in escrow by the Escrow Agent until the definitive transfer of the Property by ECUADOR FARMS S.A. to BLUF shall occur and BLUF shall provide its written authorization to the Escrow Agent to release the stock certificates to ECUADOR FARMS S.A.. In the event the Property is not definitively transferred by ECUADOR FARMS S.A. to BLUF as set in paragraph 5(g) subparagraphs (i), (ii), (iii) and (iv), the Escrow Agent shall return the share certificates to the transfer agent for cancellation and the 26,750,000 shares shall be returned to treasury. This Agreement shall then be deemed null and void.

11. This Acquisition Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matters hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, discussions and representations, whether written or oral, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as herein set out.

12. ECUADOR FARMS S.A. and BLUF shall pay their respective expenses arising from or in respect of the fulfilment by them of their respective obligations hereunder.

13. The Agreement shall be for the benefit of and be binding upon ECUADOR FARMS S.A. and BLUF and their respective successors and assigns.

14. The parties hereto hereby agree to keep confidential the terms of this Agreement, as well as the information contained in all documents delivered pursuant to this Agreement, excepting where such disclosure is necessary to comply with applicable securities law, and excepting a press release made on or after the Closing Date.

15. Any notice or documentation required or permitted to be given to BLUF or Vendor under the terms of this agreement shall be deemed to have been given if delivered as follows:

(a) to BLUF, at its registered offices, in Quito, Ecuador;

(b) to ECUADOR FARMS S.A. at its registered offices in Quito Ecuador.

In both cases above, notices delivered by scan and/or facsimile will be acceptable.

16. Time shall be of the essence of this Agreement.

17. This Agreement shall be governed by the laws of the State of Nevada. The parties agree to attorn to the exclusive jurisdiction of the Courts in Clark County, Nevada USA.

18. This Agreement may be signed in counterpart and delivered by scan and/or facsimile.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

BLUFOREST INC.

Per: ____________________

Charles M Miller

Per: ____________________

____
Witness

PATRICIO IZURIETA MORABOWEN
ECUADOR FARMS S.A.

CERTIFICATE OF NOTARY PUBLIC

I HEREBY CERTIFY THAT:

1. PATRICIO IZURIETA MORABOWEN, General Manager of ECUADOR FARMS S.A. of the City of Quito, in the Province of Pinchincha in the country of Ecuador, in the Acquisition Agreement dated the 27th day of June, 2012 made between

   ECUADOR FARMS S.A.

   and BLUFOREST INC.

   which this Certificate is attached to or noted upon, appeared in person before me and acknowledged that he has executed the Acquisition Agreement.

2. I satisfied myself by examination of him and that he is aware of the contents of the Acquisition Agreement and understands it.

   GIVEN at the City of Quito, in the Province of Pinchincha, in the country of Ecuador, this 27th day of June, 2012 under my hand and seal of office.

A NOTARY PUBLIC IN QUITO

____

____

[PLEASE AFFIX NOTARIAL SEAL OF OFFICE]

STATEMENT

I am the person named in this Certificate.

____

PATRICIO IZURIETA MORABOWEN

RECONOCIMIENTO DE FIRMAS: En la ciudad de San Francisco de Quito, Distrito Metropolitano, Capital de la República del Ecuador, hoy VEINTE Y SIETE DE JUNIO DEL AÑO DOS MIL DOCE ante mi Doctora PAOLA DELGADO LOOR, NOTARIA SEGUNDA DEL CANTON QUITO, según consta de la acción de personal número CINCO SEIS CINCO - DNP, de fecha treinta de agosto del año dos mil once, comparece el señor: JOSE PATRICIO IZURIETA MORA BOWEN, casado, de nacionalidad ecuatoriana, mayor de edad, portador de la cedula de ciudadania Numero 170111314-2. Con juramento declara que la firma y rubrica que aparecen del documento en idioma extranjero que antecede es la misma que usa en todos sus actos públicos y privados y como tal la reconoce. Para constancia firma con la suscrita Notaria que da fe. De conformidad con el numeral nueve del Articulo diez y ocho de la ley Notarial.- El presente reconocimiento no se refiere al contenido del documento sobre cuyo texto no asume ninguna responsabilidad esta Notaria.- Se archiva copia.-

SR. JOSE PATRICIO IZURIETA MORA BOWEN.

c.c: 170111314-2

NOTARIA SEGUNDA
Dra. Paola Delgado Loor
Quito - Ecuador

DRA. PAOLA DELGADO LOOR.

NOTARIA SEGUNDA DEL CANTON QUITO

Dra. Paola Delgado Loor